Exhibit 99.1

Kelly Services Announces Pricing of

Secondary Offering

TROY, MI (May 8, 2007) — Kelly Services, Inc., a global provider of staffing services, today announced the pricing of 4,550,000 shares of the Company’s Class A common stock at a price of $27.75 per share pursuant to a shelf registration statement previously filed by the Company with the Securities and Exchange Commission.

In connection with the offering, the selling stockholders have also granted the underwriters a 30-day option to purchase up to an additional 682,500 shares of Class A common stock at the public offering price. The Company expects the delivery of the shares by the selling stockholders to occur on May 10, 2007.

The selling shareholders participating in the offering are primarily trusts controlled by Terence E. Adderley, Chairman of the Board of Directors of the Company. The primary purpose of the sales is to provide liquidity to pay estate taxes in connection with the estates of William R. Kelly and Margaret A. Kelly. The Company will not receive any of the proceeds from the sale of shares by the selling shareholders.

Goldman, Sachs & Co. acted as the sole book-running manager of the offering. J.P. Morgan Securities Inc., and SunTrust Capital Markets, Inc., acted as co-managers for the offering.

This announcement will not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such jurisdiction. The offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, copies of which may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad St, New York, NY 10004, via fax at 212-902-9316 or via email at prospectus-ny@ny.email.gs.com.

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 32 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, creative services, light industrial, education, and health care.

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ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-4305
james_polehna@kellyservices.com	renee_walker@kellyservices.com